EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA,

domiciled in Arizona

DUAL DIRECTION DOWNSIDE ADVANTAGE SEGMENT OPTION RIDER

This Rider is part of your Contract, and its provisions apply in lieu of any Contract provisions to the contrary. For purposes of this Rider, there are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America, “you” and “your” mean the Owner and “Rider” means this Rider.

RIDER SPECIFICATIONS

Rider Effective Date: [The Contract Date as shown in your Data Pages.]

Fee(s) Applicable to Segment Rate of Return: [Contract Fee].

•	Other fees may apply to your Contract.

•	See the Rider Charge section for information regarding charges associated with this Rider.

PERFORMANCE CAP RATE

In certain situations, depending on the performance of the Index, your Segment Rate of Return may exceed the Performance Cap Rate as shown in Row 3 of the Segment Rate of Return table below.

The following is added to the definition of Segment Rate of Return:

SEGMENT RATE OF RETURN

For the Dual Direction Downside Advantage Segment Option, your Segment Rate of Return on the Segment Maturity Date is determined as follows:

If the Index Performance Rate:	Then the Segment Rate of Return will be:
When multiplied by the Participation Rate is greater than the Performance Cap Rate	Equal to the Performance Cap Rate, minus any applicable cumulative fee(s) shown in the Rider Specifications

When multiplied by the Participation Rate is positive and less than or equal to the Performance Cap Rate	Equal to Index Performance Rate multiplied by the Participation Rate, minus any applicable cumulative fee(s) shown in the Rider Specifications

Is between zero and the Segment Buffer, inclusive of both	Equal to two (2) times the absolute value* of the Index Performance Rate, minus any applicable cumulative fee(s) shown in the Rider Specifications

Is more negative than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer, minus any applicable cumulative fee(s) shown in the Rider Specifications

*For purposes of the Segment Rate of Return calculation, the “absolute value” of the Index Performance Rate is the Index Performance Rate without regard to its mathematical sign (positive or negative).

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The following is added to the Segment Interim Value section:

SEGMENT INTERIM VALUE

For the Dual Direction Downside Advantage Segment Option, at the time the Segment Interim Value is determined, the Fair Value of Hypothetical Derivatives is calculated using an option pricing model for valuing (1) buying an At-the-Money Call Option, (2) selling an Out-of-the-Money Call Option, (3) buying two At-the-Money Put Options, (4) selling three Out-of-the-Money Put Options and (5) selling two Out-of-the-Money Binary Put Options.

“At-the-Money Call Option” gives the right to buy the relevant Index equal to the Segment Investment multiplied by the Participation Rate on the scheduled Segment Maturity Date, at the Index price on the Segment Start Date.

“Out-of-the-Money Call Option” gives the right to buy the relevant Index equal to the Segment Investment multiplied by the Participation Rate on the scheduled Segment Maturity Date, at the Index price on the Segment Start Date increased by the (Performance Cap Rate divided by the Participation Rate).

“At-the-Money Put Option” gives the right to sell the relevant Index equal to the Segment Investment on the scheduled Segment Maturity Date, at the price of the Index on the Segment Start Date.

“Out-of-the-Money Put Option” gives the right to sell the relevant Index equal to the Segment Investment on the scheduled Segment Maturity Date, at the Index price on the Segment Start Date decreased by the Segment Buffer.

“Out-of-the-Money Binary Put Option” gives the right to receive the absolute value of the Segment Buffer multiplied by the Segment Investment on the scheduled Segment Maturity Date if the Index price on the Segment Maturity Date is lower than on the Segment Start Date decreased by Segment Buffer.

RIDER CHARGE

There is no additional charge for this Rider. However, please refer to your Contract, including the Rider Specification section above, the Data Pages, and any other applicable Rider(s) for fees that may apply to your Contract.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson,	Kurt W. Meyers
Chief Executive Officer]	Chief Legal Officer and Secretary]

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